Exhibit 99.1

Financial Institutions, Inc. Reports Third Quarter 2025 Results, Including Net Income Available to Common Shareholders of $20.1 million, or $0.99 per Diluted Share

Quarterly results highlighted by double-digit net interest margin expansion, record net interest income, and strong noninterest income, in addition to loan and deposit growth

WARSAW, N.Y., October 23, 2025 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the third quarter ended September 30, 2025, that reflect strong performance by each of the Company's commercial banking, consumer banking and wealth management business lines.

The Company reported net income of $20.5 million in the third quarter of 2025, compared to $17.5 million in the second quarter of 2025 and $13.5 million in the third quarter of 2024. After preferred dividends, net income available to common shareholders was $20.1 million, or $0.99 per diluted share, in the third quarter of 2025, compared to $17.2 million, or $0.85 per diluted share, in the second quarter of 2025, and $13.1 million, or $0.84 per diluted share, in the third quarter of 2024.

Third Quarter 2025 Highlights:

•
Net interest margin expanded 16 and 76 basis points from the linked and year-ago quarters, respectively, to 3.65%, while net interest income of $51.8 million was an all-time quarterly high and reflected increases of $2.7 million, or 5.4%, from the second quarter of 2025 and $11.1 million, or 27.3%, from the third quarter of 2024.
•
Noninterest income was $12.1 million, up $1.4 million, or 13.6%, from the linked quarter and up $2.6 million, or 27.7%, from the year-ago quarter, with higher investment advisory income and swap fees as compared to both the linked and year-ago quarters. Income from company-owned life insurance ("COLI") was also higher than the third quarter of 2024, benefiting from a previously disclosed January 2025 restructuring of the portfolio.
•
Total loans increased $54.4 million, or 1.2%, from June 30, 2025, and $187.4 million, or 4.3%, from September 30, 2024, to reach $4.59 billion at September 30, 2025, driven by solid commercial loan growth.
•
Total deposits were $5.36 billion at September 30, 2025, up $201.8 million, or 3.9%, from June 30, 2025, driven by seasonal public deposit inflows along with nonpublic deposit growth, and up $51.2 million, or 1.0%, from September 30, 2024, reflecting an increase of brokered deposits amid the ongoing wind-down of the Company's Banking-as-a-Service, or BaaS, offering.
•
Regulatory and tangible capital ratios expanded meaningfully on a linked quarter and year-over-year basis.
•
Solid credit quality metrics, as measured by annualized net charge offs to average loans, which were 0.18%, down from 0.36% in the linked quarter and relatively in-line with the 0.15% reported in the year-ago quarter.

"Our Company reported strong third quarter 2025 financial results, highlighted by record quarterly net interest income and robust noninterest income that pushed return on average assets and return on average equity up to 1.32% and 13.31%, respectively, and our efficiency ratio down to below 57%," said President and Chief Executive Officer Martin K. Birmingham. "Profitable, organic growth remains a top priority, and we believe that our year-to-date performance provides momentum to support a strong finish to 2025 while positioning the Company for sustained incremental performance in 2026. Our Board shares that confidence, as evidenced by its recent decision to authorize a new, larger share repurchase program that provides us with appropriate flexibility to manage capital, even as we invest in and grow our commercial, consumer and wealth business lines."

Chief Financial Officer and Treasurer W. Jack Plants II added, "Loan growth for the quarter was nearly 5% on an annualized basis, driven by commercial lending in our core Upstate New York market, and asset quality metrics remain solid. With seasonal increases in our public deposit portfolio complemented by growth of core, nonpublic deposits in the third quarter, our team remains steadfast in growing relationship-based banking and deposit gathering to help offset the wind-down of our BaaS offering, which we initiated in September 2024 and expect to complete in early 2026. Overall, our prudent balance sheet management, credit disciplined loan growth and resilient noninterest income have supported strong revenue generation and positive operating leverage. I am proud of our team’s execution, the strength of our operating results and the corresponding growth across tangible equity and regulatory capital ratios."

Stock Repurchase Program

On September 22, 2025, the Company announced a share repurchase program, for up to 1,006,379 shares of its common stock, or approximately 5% of the Company’s then outstanding common shares. As previously disclosed, shares may be repurchased in open market or private transactions, through block trades or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Repurchases, if any, will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. The repurchase program does not obligate the Company to purchase any shares and it may be extended, modified, or discontinued at any time. No shares have been repurchased to-date under this program.

Net Interest Income and Net Interest Margin

Net interest income was $51.8 million for the third quarter of 2025, an increase of $2.7 million from the second quarter of 2025, and an increase of $11.1 million from the third quarter of 2024.

Average interest-earning assets for the current quarter of $5.66 billion were flat as compared to the second quarter of 2025, as a $25.4 million increase in average loans was partially offset by a $12.4 million decrease in the average balance of investment securities and a $7.6 million decrease in the average balance of Federal Reserve interest-earning cash. Average interest-earning assets increased $45.2 million from the third quarter of 2024, reflecting a $151.0 million increase in average loans, partially offset by an $87.8 million decrease in the average balance of investment securities and an $18.0 million decrease in the average balance of Federal Reserve interest-earning cash.

Average interest-bearing liabilities for the current quarter were $4.44 billion, reflecting a decrease of $80.6 million from the linked quarter and an increase of $37.8 million from the year-ago quarter. The decrease from the second quarter of 2025 was primarily due to a $72.0 million decrease in average savings and money market deposits and a $43.0 million decrease in average interest-bearing demand deposits, both of which reflect public deposit seasonality. These decreases were partially offset by a $23.9 million increase in average short-term borrowings and an $11.9 million increase in average time deposits. The year-over-year increase was primarily due to a $127.6 million increase in average time deposits, which was partially offset by a $57.5 million decrease in average savings and money market deposits, a $19.1 million decrease in average short-term borrowings and a $9.7 million decrease in average long-term borrowings. Compared to the year-ago period, the BaaS platform wind-down that the Bank initiated in September 2024 was the primary driver of the reduction in average savings and money market deposits and also contributed to the increase in average time deposits, given the increase in brokered deposits on a year-over-year basis.

Net interest margin was 3.65% in the current quarter as compared to 3.49% in the second quarter of 2025, and 2.89% in the third quarter of 2024. Expansion from the linked quarter was due to increases in the average yields of both investment securities and loans, as well as lower average cost of interest-bearing liabilities, reflecting repricing of all deposit categories. Year-over-year margin expansion was primarily driven by lower interest-bearing liability costs and an increase in the average yield on investment securities, following the previously disclosed restructuring of the available-for-sale securities portfolio in December 2024, which supported an increase in the average yield on interest-earning assets.

Noninterest Income

The Company reported noninterest income of $12.1 million for the third quarter of 2025, compared to $10.6 million in the second quarter of 2025 and $9.4 million in the third quarter of 2024.

•
Investment advisory income of $3.0 million was $138 thousand higher than the second quarter of 2025 and $226 thousand higher than the third quarter of 2024.
•
Income from COLI of $2.8 million was $116 thousand lower than the second quarter of 2025 and $1.4 million higher than the third quarter of 2024, due to the previously disclosed restructuring of a portion of the Company's COLI portfolio into higher-yielding separate account policies in January 2025.
•
Income from investments in limited partnerships of $223 thousand was $84 thousand lower than the second quarter of 2025 and $177 thousand lower than the third quarter of 2024. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net of $847 thousand was $508 thousand and $635 thousand higher than in the linked and year-ago quarters, respectively. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.

•
A net gain on investment securities of $703 thousand was recognized in the third quarter of 2025 primarily related to the sale of $22.3 million of 30-year fixed rate mortgage-backed securities with higher expected pre-payment speeds in September 2025, the proceeds of which were reinvested into investment grade corporate bonds.
•
Other noninterest income of $1.6 million was $313 thousand higher than the linked quarter and $249 thousand higher than the year-ago quarter.

Noninterest Expense

Noninterest expense was $35.9 million in the third quarter of 2025, compared to $35.7 million in the second quarter of 2025, and $32.5 million in the third quarter of 2024.

•
Salaries and employee benefits expense of $18.5 million was $452 thousand higher than the second quarter of 2025 and $2.6 million higher than the third quarter of 2024. The linked quarter variance was primarily driven by an increase in health insurance benefit expense, reflecting continued elevated medical claims under the Company's self-insured plan. The year-over-year increase reflects both the aforementioned higher health insurance benefits expense, as well as annual merit increases and incentive compensation.
•
Occupancy and equipment expense of $3.8 million reflects a decrease of $168 thousand from the linked quarter and an increase of $444 thousand from the year-ago quarter. The linked quarter decrease was due in part to timing given a change in facilities maintenance service vendors, as well as the timing of costs associated with an ongoing ATM conversion and upgrade project, while the year-over-year variance was primarily due to the ATM project.
•
Professional services expenses of $1.7 million were $237 thousand higher than the second quarter of 2025 and $277 thousand lower than the third quarter of 2024. The linked quarter variance was due to a variety of factors, including outsourced compliance review expenses and higher third-party commissions on SWAP transactions as compared to the linked quarter, while the year-over-year variance was primarily attributable to higher legal expenses incurred in the third quarter of 2024.
•
Computer and data processing expense of $5.8 million was $90 thousand lower than the second quarter of 2025 and $436 thousand higher than the third quarter of 2024. The year-over-year increase was driven by the timing of expenses for in-process technology enhancement and upgrade initiatives.

Income Taxes

Income tax expense was $4.8 million for the third quarter of 2025, compared to $4.0 million in the second quarter of 2025 and $1.1 million in the third quarter of 2024. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the third quarter of 2025, second quarter of 2025, and third quarter of 2024, resulting in income tax expense reductions of $1.1 million, $1.1 million, and $1.3 million, respectively.

The effective tax rate was 18.9% for the third quarter of 2025, 18.4% for the second quarter of 2025, and 7.4% for the third quarter of 2024. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on COLI, the tax impact of the COLI repositioning, and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.29 billion at September 30, 2025, up $144.3 million from June 30, 2025, and up $131.7 million from September 30, 2024.

Investment securities were $1.01 billion at September 30, 2025, flat with both June 30, 2025 and September 30, 2024.

Total loans were $4.59 billion at September 30, 2025, an increase of $54.4 million, or 1.2%, from June 30, 2025, and an increase of $187.4 million, or 4.3%, from September 30, 2024.

•
Commercial business loans totaled $740.6 million, up $14.4 million, or 2.0%, from June 30, 2025, and up $86.1 million, or 13.2%, from September 30, 2024.
•
Commercial mortgage loans totaled $2.25 billion, an increase of $34.0 million, or 1.5%, from June 30, 2025, and an increase of $143.5 million, or 6.8%, from September 30, 2024.
•
Residential real estate loans totaled $648.4 million, up $1.2 million, or 0.2%, from June 30, 2025, and flat with September 30, 2024.
•
Consumer indirect loans totaled $838.7 million, up $5.2 million, or 0.6%, from June 30, 2025, and down $36.0 million, or 4.1%, from September 30, 2024.

Total deposits were $5.36 billion at September 30, 2025, up $201.8 million, or 3.9%, from June 30, 2025, and up $51.2 million, or 1.0%, from September 30, 2024. The increase from June 30, 2025 was primarily due to seasonally higher public deposit balances in addition to an increase in non-public deposits. The increase from September 30, 2024 reflected a higher level of brokered deposits, which were utilized to offset the anticipated reduction in BaaS-related deposits. The Company had approximately $7 million in BaaS-related deposits at both September 30, 2025 and June 30, 2025, and approximately $103 million at September 30, 2024. Public deposit balances represented 23% of total deposits at September 30, 2025, 21% at June 30, 2025, and 22% at September 30, 2024.

Short-term borrowings were $55.0 million at September 30, 2025, compared to $101.0 million at June 30, 2025, and $55.0 million at September 30, 2024. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $621.7 million at September 30, 2025, compared to $601.7 million at June 30, 2025, and $500.3 million at September 30, 2024. The linked quarter period-end increase was primarily due to net income, net of dividends, retained, while the year-over-year period end increase was primarily driven by additional paid-in-capital resulting from the common stock capital raise executed in the fourth quarter of 2024 and a decrease in accumulated other comprehensive loss between period ends following the investment securities restructuring in the fourth quarter of 2024.

Common book value per share was $30.03 at September 30, 2025, an increase of $1.00, or 3.4%, from $29.03 at June 30, 2025, and a decrease of $1.19, or 3.8%, from $31.22 at September 30, 2024. Tangible common book value per share(1) was $27.02 at September 30, 2025, an increase of $1.00, or 3.8%, from $26.02 at June 30, 2025, and a decrease of $0.26, or 1.0%, from $27.28 at September 30, 2024. The common equity to assets ratio was 9.61% at September 30, 2025, compared to 9.51% at June 30, 2025, and 7.85% at September 30, 2024. Tangible common equity to tangible assets(1), or the TCE ratio, was 8.74%, 8.61% and 6.93% at September 30, 2025, June 30, 2025, and September 30, 2024, respectively. The year-over-year increases in both ratios were attributable to the additional capital raised in the fourth quarter of 2024 and the decrease in accumulated other comprehensive loss as a result of the investment securities restructuring in the fourth quarter of 2024.

During the third quarter of 2025, the Company declared a common stock dividend of $0.31 per common share, consistent with the linked quarter and reflecting an increase of $0.01, or 3.3%, over the year-ago quarter. The dividend returned 31% of third quarter net income to common shareholders.

The Company's regulatory capital ratios at September 30, 2025 continued to exceed all regulatory capital requirements to be considered well capitalized.

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Leverage Ratio was 9.77% compared to 9.45% and 8.98% at June 30, 2025, and September 30, 2024, respectively.
•
Common Equity Tier 1 Capital Ratio was 11.15% compared to 10.84% and 10.28% at June 30, 2025, and September 30, 2024, respectively.
•
Tier 1 Capital Ratio was 11.48% compared to 11.17% and 10.62% at June 30, 2025, and September 30, 2024, respectively.
•
Total Risk-Based Capital Ratio was 13.60% compared to 13.27% and 12.95% at June 30, 2025, and September 30, 2024, respectively.

In October 2025, $35.0 million of fixed-to-floating rate subordinated notes that were issued in October 2020, which bore interest at a fixed rate of 4.375%, began repricing at a floating rate equal to the then-current three-month term SOFR plus 4.265%. The Company's subordinated debt is now comprised of the $35.0 million of October 2020 notes and $30.0 million of April 2015 notes, with both tranches now callable on a quarterly basis. The Company will continue to evaluate options relative to the subordinated debt which may include redemption in part or in full, as well as replacing or refinancing the facilities.

Credit Quality

Non-performing loans were $34.0 million, or 0.74% of total loans, at September 30, 2025, relatively stable as compared to $32.4 million, or 0.72% of total loans, at June 30, 2025, and down from $40.7 million, or 0.93% of total loans, at September 30, 2024. The decrease from September 30, 2024 reflects a previously disclosed foreclosed participated loan and partial charge-off of a credit facility, both of which took place in the second quarter of 2025 and which relate to a previously disclosed commercial business relationship that was placed on nonaccrual status in the fourth quarter of 2023. Net charge-offs were $2.1 million, representing 0.18% of average loans on an annualized basis, for the current quarter, as compared to $4.1 million, or an annualized 0.36% of average loans, in the second quarter of 2025 and $1.7 million, or an annualized 0.15%, in the third quarter of 2024.

At September 30, 2025, the allowance for credit losses on loans to total loans ratio was 1.03%, compared to 1.04% at June 30, 2025 and 1.01% at September 30, 2024.

Provision for credit losses was $2.7 million in the current quarter, compared to $2.6 million in the linked quarter and $3.1 million in the prior year quarter. Provision for credit losses on loans was $2.1 million in the current quarter, compared to $2.4 million in both the second quarter of 2025 and the third quarter of 2024. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled $670 thousand in the third quarter of 2025, $185 thousand in the second quarter of 2025, and $713 thousand in the third quarter of 2024. The provision for credit losses for the third quarter of 2025 was driven by a combination of factors, including the impact of loan growth partially offset by improvement in the forecasted loss rate for pooled loans and lower net charge-offs as compared to the second quarter of 2025.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 139% at September 30, 2025, 146% at June 30, 2025, and 110% at September 30, 2024.

Subsequent Events

The Company is required, under generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2025, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2025, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on October 24, 2025 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 807362. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; fraudulent deposit activity; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; general economic and credit market conditions nationally and regionally; and macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025			2024
SELECTED BALANCE SHEET DATA:	September 30,	June 30,	March 31,	December 31,	September 30,
Cash and cash equivalents	$185,945	$93,034	$167,352	$87,321	$249,569
Investment securities:
Available for sale	923,592	916,149	926,992	911,105	886,816
Held-to-maturity, net	87,625	92,121	113,105	116,001	121,279
Total investment securities	1,011,217	1,008,270	1,040,097	1,027,106	1,008,095
Loans held for sale	2,252	2,356	387	2,280	2,495
Loans:
Commercial business	740,603	726,218	709,101	665,321	654,519
Commercial mortgage–construction	441,034	536,552	566,359	582,619	533,506
Commercial mortgage–multifamily	592,634	496,223	475,867	470,954	467,527
Commercial mortgage–non-owner occupied	893,884	873,207	899,679	857,987	814,392
Commercial mortgage–owner occupied	321,555	309,171	286,391	288,036	290,216
Residential real estate loans	648,397	647,205	643,983	650,206	648,241
Residential real estate lines	76,109	75,675	74,769	75,552	76,203
Consumer indirect	838,671	833,452	853,176	845,772	874,651
Other consumer	37,536	38,299	43,953	42,757	43,734
Total loans	4,590,423	4,536,002	4,553,278	4,479,204	4,402,989
Allowance for credit losses–loans	47,292	47,291	48,964	48,041	44,678
Total loans, net	4,543,131	4,488,711	4,504,314	4,431,163	4,358,311
Total interest-earning assets	5,739,699	5,614,008	5,733,743	5,602,570	5,666,972
Goodwill and other intangible assets, net	60,443	60,564	60,651	60,758	60,867
Total assets	6,288,052	6,143,766	6,340,492	6,117,085	6,156,317
Deposits:
Noninterest-bearing demand	959,404	940,341	945,182	950,351	978,660
Interest-bearing demand	776,445	704,871	773,475	705,195	793,996
Savings and money market	1,955,832	1,898,302	2,033,323	1,904,013	2,027,181
Time deposits	1,666,128	1,612,500	1,620,930	1,545,172	1,506,764
Total deposits	5,357,809	5,156,014	5,372,910	5,104,731	5,306,601
Short-term borrowings	55,000	101,000	55,000	99,000	55,000
Long-term borrowings, net	115,000	114,960	124,917	124,842	124,765
Total interest-bearing liabilities	4,568,405	4,431,633	4,607,645	4,405,912	4,507,706
Shareholders’ equity	621,720	601,668	589,928	568,984	500,342
Common shareholders’ equity	604,435	584,383	572,643	551,699	483,050
Tangible common equity (1)	543,992	523,819	511,992	490,941	422,183
Accumulated other comprehensive loss	$(36,758)	$(42,214)	$(41,995)	$(52,604)	$(102,029)

Common shares outstanding	20,130	20,128	20,110	20,077	15,474
Treasury shares	570	572	590	623	625
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.77%	9.45%	9.24%	9.15%	8.98%
Common equity Tier 1 capital ratio	11.15%	10.84%	10.38%	10.54%	10.28%
Tier 1 capital ratio	11.48%	11.17%	10.71%	10.87%	10.62%
Total risk-based capital ratio	13.60%	13.27%	13.09%	13.25%	12.95%
Common equity to assets	9.61%	9.51%	9.03%	9.02%	7.85%
Tangible common equity to tangible assets (1)	8.74%	8.61%	8.15%	8.11%	6.93%

Common book value per share	$30.03	$29.03	$28.48	$27.48	$31.22
Tangible common book value per share (1)	$27.02	$26.02	$25.46	$24.45	$27.28

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2025			2024
	September 30,		Third	Second	First	Fourth	Third
SELECTED STATEMENT OF OPERATIONS DATA:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$248,340	$235,112	$84,422	$82,867	$81,051	$78,119	$77,911
Interest expense	100,565	113,156	32,633	33,745	34,187	36,486	37,230
Net interest income	147,775	121,956	51,789	49,122	46,864	41,633	40,681
Provision (benefit) for credit losses	8,222	(311)	2,732	2,562	2,928	6,461	3,104
Net interest income after provision for credit losses	139,553	122,267	49,057	46,560	43,936	35,172	37,577
Noninterest income:
Service charges on deposits	3,278	3,159	1,137	1,089	1,052	1,074	1,103
Insurance income	8	2,141	2	3	3	3	3
Card interchange income	5,783	5,810	2,006	1,937	1,840	2,045	1,900
Investment advisory	8,645	8,158	3,023	2,885	2,737	2,555	2,797
Company owned life insurance	8,591	4,062	2,849	2,965	2,777	1,425	1,404
Investments in limited partnerships	945	1,545	223	307	415	837	400
Loan servicing	484	421	181	180	123	295	88
Income (loss) from derivative instruments, net	1,436	763	847	339	250	(37)	212
Net gain on sale of loans held for sale	542	432	285	140	117	186	220
Net gain (loss) on investment securities	706	-	703	3	-	(100,055)	-
Net (loss) gain on sale and disposal of other assets	(281)	13,633	(281)	-	-	(19)	138
Net loss on tax credit investments	(1,539)	(139)	(513)	(512)	(514)	(636)	(170)
Other	4,448	4,370	1,594	1,281	1,573	1,291	1,345
Total noninterest income (loss)	33,046	44,355	12,056	10,617	10,373	(91,036)	9,440
Noninterest expense:
Salaries and employee benefits	53,490	48,967	18,522	18,070	16,898	17,159	15,879
Occupancy and equipment	11,386	10,570	3,814	3,982	3,590	3,791	3,370
Professional services	4,830	6,131	1,688	1,451	1,691	1,571	1,965
Computer and data processing	17,155	16,081	5,789	5,879	5,487	6,608	5,353
Supplies and postage	1,640	1,431	559	503	578	504	519
FDIC assessments	4,086	3,733	1,227	1,392	1,467	1,551	1,092
Advertising and promotions	1,328	1,108	491	495	342	465	371
Amortization of intangibles	315	443	103	105	107	109	112
Provision for litigation settlement	-	-	-	-	-	23,022	-
Deposit-related charged-off items expense (recoveries)	83	19,987	144	233	(294)	354	410
Restructuring charges	68	-	-	-	68	35	-
Other	10,861	11,051	3,538	3,572	3,751	4,235	3,398
Total noninterest expense	105,242	119,502	35,875	35,682	33,685	59,404	32,469
Income (loss) before income taxes	67,357	47,120	25,238	21,495	20,624	(115,268)	14,548
Income tax expense (benefit)	12,470	5,955	4,761	3,963	3,746	(32,457)	1,082
Net income (loss)	54,887	41,165	20,477	17,532	16,878	(82,811)	13,466
Preferred stock dividends	1,094	1,094	365	364	365	365	365
Net income (loss) available to common shareholders	$53,793	$40,071	$20,112	$17,168	$16,513	$(83,176)	$13,101
FINANCIAL RATIOS:
Earnings (loss) per share – basic	$2.68	$2.60	$1.00	$0.85	$0.82	$(5.07)	$0.85
Earnings (loss) per share – diluted	$2.65	$2.57	$0.99	$0.85	$0.81	$(5.07)	$0.84
Cash dividends declared on common stock	$0.93	$0.90	$0.31	$0.31	$0.31	$0.30	$0.30
Common dividend payout ratio	34.70%	34.62%	31.00%	36.47%	37.80%	-5.92%	35.29%
Dividend yield (annualized)	4.57%	4.72%	4.52%	4.84%	5.04%	4.37%	4.69%
Return on average assets (annualized)	1.18%	0.90%	1.32%	1.13%	1.10%	-5.38%	0.89%
Return on average equity (annualized)	12.32%	11.88%	13.31%	11.78%	11.82%	-63.70%	11.08%
Return on average common equity (annualized)	12.44%	12.02%	13.45%	11.88%	11.92%	-66.19%	11.18%
Return on average tangible common equity (annualized) (1)	13.89%	14.09%	14.98%	13.27%	13.36%	-75.36%	12.87%
Efficiency ratio (2)	58.38%	71.75%	56.78%	59.68%	58.79%	117.13%	64.70%
Effective tax rate	18.5%	12.6%	18.9%	18.4%	18.2%	28.2%	7.4%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2025			2024
	September 30,		Third	Second	First	Fourth	Third
SELECTED AVERAGE BALANCES:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$47,271	$113,656	$31,461	$39,027	$71,767	$121,530	$49,476
Investment securities (1)	1,072,077	1,174,850	1,059,244	1,071,628	1,085,649	1,159,863	1,147,052
Loans:
Commercial business	708,298	700,178	726,315	720,347	677,700	658,038	673,830
Commercial mortgage	2,221,845	2,060,827	2,239,666	2,221,576	2,203,899	2,148,427	2,092,905
Residential real estate loans	646,891	648,286	648,642	645,007	647,005	649,549	647,844
Residential real estate lines	75,168	75,880	75,774	75,010	74,709	76,164	75,671
Consumer indirect	841,830	906,762	838,026	839,294	848,282	858,854	881,133
Other consumer	39,802	46,615	37,741	39,485	42,230	43,333	43,789
Total loans	4,533,834	4,438,548	4,566,164	4,540,719	4,493,825	4,434,365	4,415,172
Total interest-earning assets	5,653,182	5,727,054	5,656,869	5,651,374	5,651,241	5,715,758	5,611,700
Goodwill and other intangible assets, net	60,610	65,397	60,505	60,610	60,717	60,824	60,936
Total assets	6,198,689	6,132,110	6,159,886	6,216,657	6,220,187	6,121,449	6,018,390
Interest-bearing liabilities:
Interest-bearing demand	721,179	727,179	687,978	730,979	745,210	757,221	691,412
Savings and money market	1,936,765	2,018,881	1,881,445	1,953,412	1,976,483	1,992,059	1,938,935
Time deposits	1,613,532	1,500,238	1,643,342	1,631,407	1,564,987	1,545,071	1,515,745
Short-term borrowings	97,165	149,588	110,011	86,099	95,223	56,513	129,130
Long-term borrowings, net	118,737	124,640	114,976	116,473	124,871	124,795	124,717
Total interest-bearing liabilities	4,487,378	4,520,526	4,437,752	4,518,370	4,506,774	4,475,659	4,399,939
Noninterest-bearing demand deposits	936,854	955,428	960,089	923,409	926,696	947,428	952,970
Total deposits	5,208,330	5,201,726	5,172,854	5,239,207	5,213,376	5,241,779	5,099,062
Total liabilities	5,603,129	5,669,430	5,549,575	5,619,834	5,640,981	5,604,249	5,535,112
Shareholders’ equity	595,560	462,680	610,311	596,823	579,206	517,200	483,278
Common equity	578,275	445,388	593,026	579,538	561,921	499,910	465,986
Tangible common equity (2)	517,665	379,991	532,521	518,928	501,204	439,086	405,050
Common shares outstanding:
Basic	20,101	15,437	20,122	20,107	20,073	16,415	15,464
Diluted	20,306	15,582	20,336	20,294	20,285	16,415	15,636
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities (3)	4.35%	2.14%	4.45%	4.34%	4.25%	2.38%	2.14%
Loans	6.25%	6.39%	6.29%	6.26%	6.20%	6.28%	6.42%
Total interest-earning assets	5.87%	5.49%	5.93%	5.88%	5.80%	5.45%	5.53%
Interest-bearing demand	1.15%	1.12%	1.09%	1.21%	1.15%	1.34%	1.05%
Savings and money market	2.68%	3.05%	2.62%	2.67%	2.75%	2.94%	3.07%
Time deposits	4.09%	4.71%	3.88%	4.08%	4.31%	4.53%	4.72%
Short-term borrowings	2.13%	2.99%	2.41%	1.80%	2.09%	0.15%	2.64%
Long-term borrowings, net	5.28%	5.02%	5.53%	5.35%	5.00%	5.03%	5.03%
Total interest-bearing liabilities	3.00%	3.34%	2.92%	3.00%	3.07%	3.24%	3.37%
Net interest rate spread	2.87%	2.15%	3.01%	2.88%	2.73%	2.21%	2.16%
Net interest margin	3.50%	2.85%	3.65%	3.49%	3.35%	2.91%	2.89%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2025			2024
	September 30,		Third	Second	First	Fourth	Third
ASSET QUALITY DATA:	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$48,041	$51,082	$47,291	$48,964	$48,041	$44,678	$43,952
Net loan charge-offs (recoveries):
Commercial business	2,083	(33)	123	1,903	57	131	(3)
Commercial mortgage–construction	(357)	-	(357)	-	-	-	-
Commercial mortgage–multifamily	-	13	-	-	-	-	13
Commercial mortgage–non-owner occupied	594	(3)	(1)	596	(1)	(5)	(1)
Commercial mortgage–owner occupied	(3)	(4)	(1)	(1)	(1)	(1)	(2)
Residential real estate loans	108	99	(25)	92	41	(4)	(1)
Residential real estate lines	27	-	-	27	-	-	-
Consumer indirect	5,017	5,370	1,926	942	2,149	2,557	1,553
Other consumer	1,011	466	396	491	124	100	106
Total net charge-offs	8,480	5,908	2,061	4,050	2,369	2,778	1,665
Provision (benefit) for credit losses–loans	7,731	(496)	2,062	2,377	3,292	6,141	2,391
Ending balance	$47,292	$44,678	$47,292	$47,291	$48,964	$48,041	$44,678

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.39%	-0.01%	0.07%	1.06%	0.03%	0.80%	0.00%
Commercial mortgage–construction	-0.90%	0.00%	-0.31%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–multifamily	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%
Commercial mortgage–non-owner occupied	0.90%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.02%	0.02%	-0.02%	0.06%	0.03%	0.00%	0.00%
Residential real estate lines	0.05%	0.00%	0.00%	0.14%	0.00%	0.00%	0.00%
Consumer indirect	0.80%	0.79%	0.91%	0.45%	1.03%	1.18%	0.70%
Other consumer	3.40%	1.33%	4.16%	4.99%	1.19%	0.91%	0.95%
Total loans	0.25%	0.18%	0.18%	0.36%	0.21%	0.25%	0.15%

Supplemental information (1)
Non-performing loans:
Commercial business	$3,799	$5,752	$3,799	$3,671	$5,672	$5,617	$5,752
Commercial mortgage–construction	19,794	20,280	19,794	19,621	19,684	20,280	20,280
Commercial mortgage–multifamily	540	71	540	-	-	-	71
Commercial mortgage–non-owner occupied	-	4,903	-	164	4,766	4,773	4,903
Commercial mortgage–owner occupied	1,102	366	1,102	-	349	354	366
Residential real estate loans	5,877	5,790	5,877	5,885	6,035	6,918	5,790
Residential real estate lines	212	232	212	299	316	253	232
Consumer indirect	2,482	3,291	2,482	2,571	2,917	3,157	3,291
Other consumer	145	57	145	225	279	54	57
Total non-performing loans	33,951	40,742	33,951	32,436	40,018	41,406	40,742
Foreclosed assets	142	109	142	142	196	60	109
Total non-performing assets	$34,093	$40,851	$34,093	$32,578	$40,214	$41,466	$40,851

Total non-performing loans to total loans	0.74%	0.93%	0.74%	0.72%	0.88%	0.92%	0.93%
Total non-performing assets to total assets	0.54%	0.66%	0.54%	0.53%	0.63%	0.68%	0.66%
Allowance for credit losses–loans to total loans	1.03%	1.01%	1.03%	1.04%	1.08%	1.07%	1.01%
Allowance for credit losses–loans to non-performing loans	139%	110%	139%	146%	122%	116%	110%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2025			2024
	September 30,		Third	Second	First	Fourth	Third
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,288,052	$6,143,766	$6,340,492	$6,117,085	$6,156,317
Less: Goodwill and other intangible assets, net			60,443	60,564	60,651	60,758	60,867
Tangible assets			$6,227,609	$6,083,202	$6,279,841	$6,056,327	$6,095,450

Ending tangible common equity:
Common shareholders’ equity			$604,435	$584,383	$572,643	$551,699	$483,050
Less: Goodwill and other intangible assets, net			60,443	60,564	60,651	60,758	60,867
Tangible common equity			$543,992	$523,819	$511,992	$490,941	$422,183

Tangible common equity to tangible assets (1)			8.74%	8.61%	8.15%	8.11%	6.93%

Common shares outstanding			20,130	20,128	20,110	20,077	15,474
Tangible common book value per share (2)			$27.02	$26.02	$25.46	$24.45	$27.28

Average tangible assets:
Average assets	$6,198,689	$6,132,110	$6,159,886	$6,216,657	$6,220,187	$6,121,449	$6,018,390
Less: Average goodwill and other intangible assets, net	60,610	65,397	60,505	60,610	60,717	60,824	60,936
Average tangible assets	$6,138,079	$6,066,713	$6,099,381	$6,156,047	$6,159,470	$6,060,625	$5,957,454

Average tangible common equity:
Average common equity	$578,275	$445,388	$593,026	$579,538	$561,921	$499,910	$465,986
Less: Average goodwill and other intangible assets, net	60,610	65,397	60,505	60,610	60,717	60,824	60,936
Average tangible common equity	$517,665	$379,991	$532,521	$518,928	$501,204	$439,086	$405,050

Net income (loss) available to common shareholders	$53,793	$40,071	$20,112	$17,168	$16,513	$(83,176)	$13,101
Return on average tangible common equity (3)	13.89%	14.09%	14.98%	13.27%	13.36%	-75.36%	12.87%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.